THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR, BASED ON AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

APPLIFE DIGITAL SOLUTIONS INC.

CONVERTIBLE PROMISSORY NOTE

$250,000July 3rd, 2019

For value received as specified in Section 2., APPLife Digital Solutions Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of                                   or its registered assigns (hereinafter together with successors in title and assigns referred to as the “Lender”), the principal sum of Two Hundred and Fifty Thousand Dollars (US$250,000), together with simple interest from the date hereof on the principal amount outstanding from time to time, as specified below.

1.Interest.  This Convertible Promissory Note (this “Note”) shall bear interest at a rate of Twelve Percent (12%) per annum.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  Interest shall accrue and not be payable except in connection with repayment in full of the principal amount of this Note.  Notwithstanding anything herein to the contrary, payment of any interest, expense or other amount shall not be required if such payment would be unlawful.  In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

2.Amount Due.  Provided that the Lender has paid the full principal amount of the Note as follows: i) one hundred thousand dollars (US$100,000) upon execution of the Note, ii) fifty thousand dollars (US$50,000) on August 1, 2019, iii) fifty thousand dollars (US$50,000) on September 1, 2019, and iv) fifty thousand dollars (US$50,000) on October 1, 2019 (collectively, the “Full Principal Amount”); and unless earlier converted into shares of the capital stock of the Company in accordance with Section 3 hereof and subject to the default provisions set forth herein, if (the sum of such principal and accrued interest being herein after referred to as the “Amount Due”) shall be due and payable in cash at the earlier of (a) any time on or after July 3rd, 2021 (the “Maturity Date”) and (b) such time as is applicable pursuant to Section 3(e).  The Amount Due may be prepaid in whole or in part at any time by the Company without the consent of the Lender.

3.Conversion of the Note.  This Note shall be convertible according to the following terms:

(a)The following terms shall have the meanings assigned below:

(i)“Change of Control” means the occurrence (whether in a single transaction or series of related transactions) of one or more of the following events: (A) the closing of the sale, lease, exclusive license, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the reorganization, merger or consolidation of the Company with or into another entity (except a reorganization, merger or consolidation in which the holders of capital stock of the Company immediately prior to such reorganization, merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (C) the closing of the sale, transfer, or issuance, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold at least a majority of the outstanding voting power of the capital stock of the Company (or the surviving or acquiring entity), provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, provided further, however, that a transaction shall not constitute a Change of Control if it is consummated principally for bona fide equity financing purposes and is one in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(i) “Common Stock” means the Company’s common stock, par value 0.001 per share.

(ii)“Common Stock Conversion Price” means an amount equal to the quotient obtained by dividing (A) the Valuation Cap by (B) the Number of Fully Diluted Shares Outstanding as of the end of the day immediately prior to the Conversion Date.

(iii)“Conversion Date” means the date upon which the conversion of this Note into shares of Conversion Stock is effective.

(iv)“Conversion Stock” means the Common Stock or the Qualified Preferred Stock or the other preferred stock of the Company this Note may be converted into pursuant to the terms hereof.

(v)“Conversion Price” means the Qualified Financing Stock Conversion Price or the Common Stock Conversion Price, as applicable.

(vi)“Number of Fully Diluted Shares Outstanding” shall mean, as of any measurement date, all then outstanding shares of capital stock of the Company on an as-converted, as-exercised to Common Stock basis assuming the conversion, exercise or exchange of any other securities then outstanding and convertible into, or exercisable or exchangeable for, shares of capital stock of the Company on an as-converted to Common Stock basis (excluding this Note).

(vii)“Public Offering” means the sale of shares of Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Company.

(viii)“Qualified Financing” means the sale and issuance of shares of the Qualified Preferred Stock in any venture capital, institutional or other bona fide financing, or any series of related financings, from which the Company receives aggregate gross proceeds of not less than $2,000,000 (excluding conversion or cancellation of any indebtedness and any other instruments which may be convertible into Qualified Preferred Stock).

(ix)“Qualified Financing Conversion Price” means an amount equal to the lesser of (A) 80% of the Qualified Financing Price Per Share and (B) the quotient obtained by dividing (x) the Valuation Cap by (y) the Number of Fully Diluted Shares Outstanding as of immediately prior to the consummation of the Qualified Financing.

(x)“Qualified Financing Price Per Share” means the lowest price per share paid for each share of Qualified Preferred Stock purchased by the other purchasers in the Qualified Financing (other than through the conversion of any of this Note).

(xi)“Qualified Preferred Stock” means the series of preferred stock of the Company issued in a Qualified Financing.

(xii)“Valuation Cap” means the valuation of the Company at $30,000,000.

(b)Automatic Conversion Upon Qualified Financing.  If this Note is outstanding immediately prior to the closing of a Qualified Financing, the unpaid principal amount of all of this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, shall be automatically converted concurrently with the Qualified Financing into a number of fully paid and non-assessable shares of Qualified Preferred Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of the this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, as of the end of the day immediately prior to the Conversion Date by (ii) the Qualified Financing Conversion Price.  At the closing of the Qualified Financing resulting in the conversion of the unpaid principal amount of this Note, together with all accrued and unpaid interest on the principal amount, the Lender shall receive the Qualified Preferred Stock upon the same terms and conditions applicable to such other purchasers.

(c)Voluntary Conversion into Common Stock.  If the Company does not consummate a Qualified Financing on or prior to the Maturity Date, upon the written demand of the Lender, the unpaid principal amount of all of this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, shall be converted into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of the this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, as of the end of the day immediately prior to the Conversion Date by (ii) the Common Stock Conversion Price.

(d)Change of Control and Public Offerings.  The Company shall notify the Lender in writing of the anticipated occurrence of a Change of Control or Public Offering at least 10 days prior to the closing date of such Change of Control or Public Offering.  If this Note is outstanding immediately prior to the closing of a Change of Control or a Public Offering, the unpaid principal amount of all of this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, shall be converted into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of the this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, as of the end of the day immediately prior to the Conversion Date by (ii) the Common Stock Conversion Price.

(e)Upon the conversion of the unpaid principal amount, together with all accrued and unpaid interest on the principal amount outstanding from time to time, into Conversion Stock, in lieu of any fractional shares to which the Lender would otherwise be entitled, the Company shall pay the Lender an amount in cash equal to such fraction multiplied by the applicable Conversion Price.

(f)Upon conversion of this Note pursuant to this Section 3, the Lender shall surrender this Note at the office of the Company or of its transfer agent for the applicable number of shares of Conversion Stock.  As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Lender, upon surrender of this Note, a certificate or certificates for the class or series and the full number of fully paid and non-assessable shares of Conversion Stock issuable upon such conversion.  The Company shall not be obligated to issue any certificate or other instrument evidencing any shares of Conversion Stock issuable upon such conversion unless this Note is either delivered to the Company or any such transfer agent or the Lender notifies the Company or any such transfer agent that this Note has been lost, stolen, destroyed or mutilated and executes an agreement reasonably satisfactory to the Company to indemnify the Company and any successor to the Company from any loss incurred by the Company or such successor in connection therewith.

(g)Upon conversion of this Note pursuant to this Section 3 or repayment of the entire Amount Due, as applicable, this Note shall be canceled and, except for the obligations set forth in Section 3, shall no longer be an obligation of the Company.

(h)Upon any conversion of this Note into shares of Qualified Preferred Stock, other Company preferred stock or Common Stock, as applicable, the holder of this Note shall become a party to any financing or shareholder-related agreement generally entered into by the Company and the other purchasers of shares of Company preferred stock, or holders of Common Stock, as applicable (excluding, for the avoidance of doubt, any agreements that impose vesting).

(i)The Company shall give notice of any Qualified Financing as soon as is reasonably practical prior to the closing of such financing.  Such notice shall specify the proposed date of such closing and the amount of shares of Conversion Stock that may be issued upon such conversion.

(j)Notwithstanding the conversion of this Note pursuant to this Section 3, in no event shall the Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Conversion Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Conversion Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 9.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(k)If the Lender has not paid, the Full Principal Amount in accordance to Section 2, then any conversion of the unpaid principal amount of this Note pursuant to Section 3, together with all accrued and unpaid interest on such principal amount outstanding from time to time, shall be converted pro rata into that number of shares of Common Stock related to the Full Principal Amount actually paid by Lender.

4.Representations and Warranties of Company.

(a)Organization and Standing.  The Company is a corporation duly organized and validly existing under the laws of the state of Nevada.  The Company has all requisite corporate power and authority to own and operate its properties and assets, and to execute and deliver this Note and any other agreements or instruments required hereunder.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(b)Authority for Agreement.  All corporate action on the part of the Company necessary for the authorization of this Note, the performance of all obligations of the Company hereunder and the authorization, sale, issuance and delivery of this Note, has been taken.  This Note and any other agreements required hereunder when executed and delivered by the Company, will be the valid and binding obligations of the Company enforceable in accordance with its and their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(c)Capitalization.  The authorized capital stock of the Company as of immediately prior to the date hereof consists of 500,000,000 shares of Common Stock, par value $0.001 per share, 119,059,674 of which are issued and outstanding as of the date hereof and 10,000,000 shares of Preferred Stock, par value $0.001 per share, 0 of which are issued and outstanding as of the date hereof.

(d)Subsidiaries.  The Company has two (2) wholly-owned subsidiaries, B2BCHX SPV LLC, a Delaware limited liability company, and Rooster Essentials APP SPV LLC, a Delaware limited liability company and owns twenty-five percent (25%) of the common stock in Smartrade Inc., a Canadian corporation.  Other than the entities mentioned in this Section 4(d), the Company does not own or control, directly or indirectly, shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business entity or enterprise.

(e)Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any other party (including any governmental authority) is required on the part of the Company in connection with the execution, delivery and performance of this Note, the offer, issue, sale and delivery of this Note, or the other transaction contemplated by this Note or any other agreement to be executed in connection with the transactions contemplated hereby, except if required, qualifications or filings under any applicable Singapore laws, which qualifications or filings, if required, will be obtained or made and will be effective within the time periods required by law.

(f)Proceeds.  The Company shall use the cash proceeds from the issuance and sale of this Note for working capital and for other general corporate purposes.

(g)No Broker Fees.  There are no claims for brokerage commission, finders’ fees or similar compensation in connection with the transactions contemplated by the Agreement or related documents based on any arrangement or agreement binding upon the Company.

5.Representations and Warranties of Lender. The Lender hereby represents and warrants to the Company that:

(a)Requisite Power and Authority.  The Lender has all necessary power and authority under all applicable provisions of law to execute and deliver this Note and the other agreements required hereunder and to carry out its and their respective provisions.  All action on the Lender’s part required for the lawful execution and delivery of this Agreement and other agreements required hereunder have been effectively taken.  This Note and any other agreements required hereunder when executed and delivered by the Lender will be the valid and binding obligations of the Lender, enforceable in accordance with its and their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(b)Lender Bears Economic Risk.  The Lender understands that an investment in the Company involves significant risks.  The Lender has such knowledge, skill and experience in business, financial and investment matters so that the Lender is capable of evaluating the merits and risks of an investment in this Note.

(c)Disclosure of Information.  The Lender has received all the information Lender considers necessary or appropriate for deciding whether to acquire this Note and any capital stock issuable upon conversion of the Note into common stock of the Company (the “Securities”). The Lender has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)Acquisition for Own Account.  The Lender is acquiring this Note for investment only and not with a view to or in connection with any resale or distribution thereof.  The Lender has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of this Note or any interest therein.

(e)No Brokerage Fees.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Agreement or related documents based on any arrangement or agreement binding upon Lender.

(f)Restricted Securities.  The Lender acknowledges and agrees that the Securities acquired upon conversion of this Note shall not be registered under the Securities Act, will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and will be subject to restrictions on resale imposed by the Securities Act and applicable state securities laws.  Lender further acknowledges and agrees that each certificate representing the Securities shall bear a restrictive legend or contain a notation, as applicable, substantially to the effect of the legend on the first page hereof.

6.Company Covenants.

(a)Information Rights.  For so long as this Note is outstanding and promptly upon the request of the Lender, the Company will deliver to the Lender audited annual and unaudited quarterly financial statements.

(b)Information Provided to Stockholders.  For so long as this Note is outstanding, the Company shall deliver to the Lender, (i) contemporaneously with delivery to its stockholders (in their capacity as such), copies of all statements, reports and notices made available to its stockholders, and (ii) upon the Lender’s request any information a stockholder of the Company is entitled to receive, whether by law or the Company’s constituent documents.

7.Default.

(a)This Note shall, at the election of the Lender, become immediately due and payable without presentment, demand protest or notice, upon the occurrence of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(i)the failure of the Company to pay any principal, interest or other amount due under this Note when due, subject to the Grace Period (as defined below),

(ii)the failure of the Company to convert the unpaid principal amount of this Note, together with all accrued and unpaid interest hereunder, in accordance with the provisions of Section 3,

(iii)the acknowledgment in writing by the Company of its inability to pay its debts as they mature, or the assignment or establishment of a trust for the benefit of creditors,

(iv)the liquidation, dissolution or insolvency of the Company, or the appointment of a receiver or custodian for the Company of all or substantially all of its property, if such appointment is not terminated or dismissed within ninety (90) days,

(v)the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally,

(vi)any commitment made or obligation incurred on the part of the Company to do or permit any of the foregoing clauses (i) - (v),

(vii)any representation or warranty in this Note was untrue or inaccurate when made and written notice thereof is given to the Company by the Lender; or

(viii)the Company’s breach or violation of any covenant or agreement in this Note, which breach or violation is not cured within 10 days after receiving written notice of such default from the Lender.

(b)If the Company has not paid the principal amount plus interest accrued and unpaid on the Note prior to or on the Maturity Date, the Company shall have a period of twelve (12) months from the Maturity Date before an Event of Default occurs (the “Grace Period”) to cure such payment default.

8.No Set-Off.  All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

9.Waivers.  The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement or this Note.  No delay or extension on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver of any right on any one occasion shall not operate as a waiver of such right on any future occasion.

10.General.

(a)Transfers; Successors and Assigns.  This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective heirs, successors and assigns; provided, however, that the Company may not transfer or assign its obligations hereunder, without the consent of the Lender.

(b)Changes.  Changes in or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Company and the Lender.

(c)Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10(c):

If to the Company:APPLIFE DIGITAL SOLUTIONS INC.

555 California St., #4925

San Francisco, CA 94104

Attention:  Matthew Reid

With an electronic copy, which shall not constitute notice, to:

mreid@applifedigital.com

legal@applifedigital.com

If to the Lender:

11.Enforceability.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, then such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

12.Expenses of Collection.  The Company agrees to pay all of the Lender’s reasonable costs in collecting and enforcing this Note, including all attorneys fees and disbursements.

13.Governing Law.  This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of New York.

14.Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York, before one arbitrator selected by the American Arbitration Association.  In the event that the parties cannot reach an agreement on an arbitrator, the arbitrator shall be selected by the arbitrator selection procedures established by the American Arbitration Association.  The arbitration shall be held, and the award shall be rendered, in the English language.  The arbitration shall be administered in accordance with the American Arbitration Association’s Commercial Arbitration Rules in effect as of the Effective Date.  Judgment on the award may be entered in any court having jurisdiction.  Each party shall bear its own costs and split the arbitration fees.  If a party shall fail to pay its share of the arbitration costs, then the party advancing costs for arbitration may charge interest at the highest rate permissible by law on such non-payment amount and receive reimbursement for reasonable legal fees and collection costs.  Each party acknowledges and agrees that such non-payment provision is reasonable and necessary.  Notwithstanding the foregoing, no party shall be responsible for another party’s legal expenses incurred in relation to any arbitration.

[Signature on following page]

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

COMPANY:

APPLIFE DIGITAL SOLUTIONS INC.

By:
    Name:  Matthew Reid

    Title: CEO

AGREED AND ACKNOWLEDGED:

LENDER:

By: _______________________________

Name:

62709738 v5